                            ASSET PURCHASE AGREEMENT


                            WATSON LABORATORIES, INC.

                                       AND

                                 COCENSYS, INC.


                                 OCTOBER 8, 1997









CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                TABLE OF CONTENTS

                                                                     PAGE NUMBER

SECTION 1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2.   BASIC TRANSACTION . . . . . . . . . . . . . . . . . . . . . . .   6
      (a)    Purchase and Sale of Assets . . . . . . . . . . . . . . . . . .   6
      (b)    Assumption of Liabilities . . . . . . . . . . . . . . . . . . .   6
      (c)    Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . .   6
      (d)    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .   7
      (e)    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
      (f)    Deliveries at the Closing . . . . . . . . . . . . . . . . . . .   8
      (g)    Other Agreements Regarding Loxitane.. . . . . . . . . . . . . .   8
      (h)    Adjustment of Purchase Price for Somerset Revenues. . . . . . .   9
      (i)    Adjustment of Purchase Price for Parke-Davis Revenues . . . . .  10
      (j)    Post-Closing Adjustment to Purchase Price.. . . . . . . . . . .  11
      (k)    Records Relating to Prorations. . . . . . . . . . . . . . . . .  12

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . .  12
      (a)    Organization of Seller. . . . . . . . . . . . . . . . . . . . .  12
      (b)    Authorization of Transaction. . . . . . . . . . . . . . . . . .  12
      (c)    Noncontravention. . . . . . . . . . . . . . . . . . . . . . . .  12
      (d)    Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . .  12
      (e)    Title to Assets . . . . . . . . . . . . . . . . . . . . . . . .  12
      (f)    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . .  12
      (g)    Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . .  13
      (h)    Legal Compliance. . . . . . . . . . . . . . . . . . . . . . . .  13
      (i)    Intellectual Property . . . . . . . . . . . . . . . . . . . . .  13
      (j)    Tangible Assets . . . . . . . . . . . . . . . . . . . . . . . .  13
      (k)    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
      (l)    Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . .  14
      (m)    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      (n)    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      (o)    Employees . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      (p)    Certain Business Relationships with the Division. . . . . . . .  14

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . .  14
      (a)    Organization of Buyer . . . . . . . . . . . . . . . . . . . . .  14
      (b)    Authorization of Transaction. . . . . . . . . . . . . . . . . .  15
      (c)    Noncontravention. . . . . . . . . . . . . . . . . . . . . . . .  15
      (d)    Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 5.   POST-CLOSING COVENANTS. . . . . . . . . . . . . . . . . . . . .  15
      (a)    General . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

      (b)    Litigation Support. . . . . . . . . . . . . . . . . . . . . . .  15
      (c)    Transition. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
      (d)    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .  16
      (e)    Covenant Not to Compete . . . . . . . . . . . . . . . . . . . .  16


SECTION 6.   REMEDIES FOR BREACHES OF THIS AGREEMENT . . . . . . . . . . . .  17
      (a)    Survival of Representations and Warranties. . . . . . . . . . .  17
      (b)    Indemnification Provisions for Benefit of Buyer . . . . . . . .  17
      (c)    Indemnification Provisions for Benefit of Seller. . . . . . . .  18
      (d)    Matters Involving Third Parties . . . . . . . . . . . . . . . .  19
      (e)    Exclusive Remedy. . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 7.   MISCELLANEOUS.. . . . . . . . . . . . . . . . . . . . . . . . .  20
      (a)    Press Releases and Public Announcements . . . . . . . . . . . .  20
      (b)    No Third Party Beneficiaries. . . . . . . . . . . . . . . . . .  20
      (c)    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .  20
      (d)    Succession and Assignment . . . . . . . . . . . . . . . . . . .  20
      (e)    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  21
      (f)    Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      (g)    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      (h)    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .  21
      (i)    Amendments and Waivers. . . . . . . . . . . . . . . . . . . . .  22
      (j)    Severability. . . . . . . . . . . . . . . . . . . . . . . . . .  22
      (k)    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      (l)    Construction. . . . . . . . . . . . . . . . . . . . . . . . . .  22
      (m)    Incorporation of Exhibits and Schedules . . . . . . . . . . . .  22
      (n)    Specific Performance. . . . . . . . . . . . . . . . . . . . . .  22
      (o)    Submission to Jurisdiction. . . . . . . . . . . . . . . . . . .  23
      (p)    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      (q)    Bulk Transfer Laws. . . . . . . . . . . . . . . . . . . . . . .  23

                            ASSET PURCHASE AGREEMENT


      AGREEMENT entered into as of October 8, 1997 (the "Effective Date"), by and between WATSON LABORATORIES, INC., a Nevada corporation ("Buyer"), and COCENSYS, INC., a Delaware corporation ("Seller"). Buyer and Seller are referred to collectively herein as the "Parties".

      THIS AGREEMENT contemplates a transaction in which Buyer will purchase the identified assets (and assume certain identified liabilities) of the Sales and Marketing Division of Seller in return for cash.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

SECTION 1.  DEFINITIONS.

      "ACQUIRED ASSETS" means all right, title and interest in and to the following assets of the Seller: (a) the tangible personal property listed on
Schedule 1(a); (b) the Intellectual Property listed on Schedule 1(b), including the goodwill associated therewith, and the rights to protection of interests therein under the laws of all jurisdictions; (c) the agreements, contracts, instruments and other similar arrangements listed on Schedule 1(c) (the "Assumed Contracts"), including all of Seller's rights thereunder; (d) all of Seller's rights with respect to the contracts under negotiation identified on Schedule 1(d); (e) the deposits and prepayments listed on Schedule 1(e); (f) the books, records, ledgers, files, documents, correspondence, lists, creative materials, advertising and promotional materials, studies, reports and other printed or written materials with respect to the Division identified on Schedule 1(f); and
(g) the rights to hire the President, Pharmaceutical Sales and Marketing Division of Seller, the 56 Field Representatives currently employed by Seller and the eight Manager/Directors currently employed by Seller, as listed on
Schedule 1(g) (the "Field Sales Force"); provided, however, that the Acquired Assets shall not in any event include the Excluded Assets.

      "ADDITIONAL PURCHASE PRICE" shall have the meaning set forth in Section 2(c).

      "ADJUSTMENT DATE"  shall have the meaning set forth in Section 2(j).

      "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

      "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.


                                       1.

      "ASSUMED CONTRACT" shall have the meaning set forth in the definition of "Acquired Assets" above.

      "ASSUMED LIABILITIES" means the Liabilities and obligations of the Division set forth in an appendix to the Disclosure Schedule under an express statement (that Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed; provided, however, that the Assumed Liabilities shall not in any event include
(i) any Liability of Seller for unpaid Taxes (with respect to the Division or otherwise) for periods prior to the Closing, (ii) any Liability of Seller for income, transfer, sales, use and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets), (iii) any Liability of Seller for the unpaid Taxes of any Person other than Seller under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, (iv) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise), (v) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (vi) Seller's obligations with respect to all vacation, holiday and sick pay, bonus or profit sharing payments and all other forms of compensation unpaid by Seller as of the Closing attributable to any period or partial period of employment by Seller prior to Closing, plus employee payroll taxes applicable to such unpaid vacation, holiday and sick pay, bonus or profit sharing payments and other forms of compensation due or to become due, for those employees of Seller who will be employed by Buyer immediately after the Closing or (vii) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

      "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

      "BUNDLED CONTRACT LIABILITY" means Medicaid Liability and Contract Liability, collectively.

      "BUYER" has the meaning set forth in the preface above.

      "BUYER'S ACCOUNTANTS" means Price Waterhouse LLP.

      "CAUSE" has the meaning set forth in Section 2(d)(i).

      "CLOSING" has the meaning set forth in Section 2(e) below.

      "CODE" means the Internal Revenue Code of 1986, as amended.


                                       2.

      "CONFIDENTIAL INFORMATION" means any proprietary information concerning the businesses and affairs of the Division that is not already generally available to the public; PROVIDED, HOWEVER, that, notwithstanding the foregoing, "Confidential Information" does not and will not include any material containing: (1) any information that is obtained by or that is or becomes available to Seller or any of its Affiliates after the date of this Agreement;
(2) any information that is obtained by or that is or becomes available to Seller or any of its Affiliates in the normal course of any business dealings between Seller or any of its Affiliates and Buyer; (3) any information that enters the public domain or that otherwise becomes generally available; or
(4) any information that is independently developed by Seller or any of its Affiliates.

      "CONSTRUCTIVELY DISCHARGED" has the meaning set forth in Section 2(d)(ii).

      "CONTRACT LIABILITY" means liabilities (other than Medicaid Liability) that Buyer actually incurs as a result of the terms of the Bundled Contracts as of the date hereof, except liabilities pursuant to Section 2(g)(ii) of this Agreement.

      "DEFERRED LNTERCOMPANY TRANSACTION" has the meaning set forth in Treas. Reg. Section 1.1502-13.

      "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

      "DIVISION" means the Sales and Marketing Division of Seller.

      "ERGOSTAT-Registered Trademark- ASSET PURCHASE AGREEMENT" has the meaning set forth in Section 6(b)(iii) below.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "EXCLUDED ASSETS" means all right, title and interest in and to the following assets of Seller: (a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller as a corporation; (b) any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); (c) the consideration delivered by Buyer to Seller pursuant to this Agreement; (d) federal, state and local income and franchise tax credits and tax refund claims with respect to periods prior to the Closing; (e) Seller's income and franchise tax returns and tax records; (f) credits relating to workers' compensation insurance premiums paid with respect to periods prior to the Closing; (g) revenues pursuant to
Section 8(a) of the Parke-Davis Agreement for calendar quarters ending on or prior to September 30, 1997; or (h) any asset of the Division not listed in Schedules 1(a)-1(h).

      "FIELD SALES FORCE" has the meaning set forth in the definition of "Acquired Assets" above.


                                       3.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "INCLUDING" has the meaning set forth in Section 7(l).

      "INDEMNIFIED PARTY" has the meaning set forth in Section 6(d)(i) below.

      "INITIAL PAYMENT" has the meaning set forth in Section 2(c).

      "INDEMNIFYING PARTY" has the meaning set forth in Section 6(d)(i) below.

      "INTELLECTUAL PROPERTY" means (a) the works, copyrights and applications, registrations and renewals in connection therewith identified on Schedule 1(b),
(b) all trade secrets and confidential business information (including ideas, training materials, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) identified on Schedule 1(b), (c) all computer software (including data and related documentation) identified on
Schedule 1(b) and (d) all copies and tangible embodiments of the foregoing (in whatever form or medium).

      "KNOWLEDGE" means actual knowledge after reasonable investigation.

      "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

      "LOXITANE-Registered Trademark- ASSET PURCHASE AGREEMENT" has the meaning set forth in Section 6(b)(iii) below.

      "LOXITANE-Registered Trademark- PATENT LICENSE AGREEMENT" has the meaning set forth in Section 6(b)(iii) below.

      "LOXITANE-Registered Trademark- SUPPLY AGREEMENT" has the meaning set forth in Section 6(b)(iii) below.

      "MEDICAID LIABILITY" means the Medicaid [*] liability that Buyer actually incurs in a calendar quarter as a result of the [*] for Loxitane established by the Bundled Contracts (as defined in the Loxitane Asset Purchase Agreement) to the extent such [*] liability exceeds the [*], based on the following formula: [*]. By way of example only, if there is one unit of Loxitane sold for [*]

                                       4.


* Confidential treatment requested

[*].

      "NDA" means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder.

      "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "PARKE-DAVIS ADJUSTMENT" has the meaning set forth in Section 2(i)(i).

      "PARKE-DAVIS AGREEMENT" means the letter agreement between Seller and the Parke-Davis Pharmaceutical Division ("Parke-Davis") of Warner-Lambert Company dated July 1, 1997.

      "PARKE-DAVIS REVENUES" means the revenues received by Buyer after the Closing pursuant to Section 8(a) of the Parke-Davis Agreement for the calendar quarter commencing October 1, 1997 times a fraction, the numerator of which is the number of days from October 1, 1997 to the Effective Date, inclusive, and the denominator of which is 92.

      "PARTIES" has the meaning set forth in the preface above.

      "PARTY" has the meaning set forth in the preface above.

      "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

      "PURCHASE PRICE" has the meaning set forth in Section 2(c) below.

      "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "SELLER" has the meaning set forth in the preface above.

      "SELLER MEDICAID OBLIGATION" shall have the meaning set forth in Section 2(g).

      "SELLER'S ACCOUNTANTS" has the meaning set forth in Section 2(h)(ii).

      "SOMERSET ADJUSTMENT" shall have the meaning set forth in Section 2(h)(i).

* Confidential treatment requested

                                       5.

      "SOMERSET AGREEMENT" means the 1997 Promotion Agreement between Somerset Pharmaceuticals, Inc. and Seller dated April 7, 1997.

      "SOMERSET REVENUES" means the revenues received by Buyer after the Closing pursuant to Section 7.2 of the Somerset Agreement times a fraction, the numerator of which is the number of days from January 1, 1997 to the Effective Date, inclusive, and the denominator of which is 365.

      "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

      "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "THIRD ACCOUNTING FIRM" has the meaning set forth in Section 2(h)(iii).

      "THIRD PARTY CLAIM" has the meaning set forth in Section 6(d) below.

SECTION 2.  BASIC TRANSACTION.

      a. PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase, acquire and receive from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, all of the Acquired Assets at the Closing for the Purchase Price.

      b. ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of Seller not included within the definition of Assumed Liabilities.

      c. PURCHASE PRICE. Buyer agrees to pay (i) at the Closing, (A) five million dollars ($5,000,000) (the "Initial Payment") by wire transfer or delivery of other immediately available funds to Seller and (B) one million dollars ($1,000,000) by wire transfer or delivery of other immediately available funds to Imperial Trust Company as Escrow Agent (the "Escrow Agent") under the Escrow Agreement dated as of the date of hereof by and among Seller, Buyer and Escrow Agent; (ii) an additional [*] by wire transfer or delivery of other immediately available funds to Seller on April 8, 1998 if on such date at least [*] of the Field Sales Force is still employed by Buyer (or any of its Affiliates) and an additional [*] by wire transfer or delivery of

* Confidential treatment requested

                                       6.

other immediately available funds to Seller on October 8, 1998 if on such date at least [*] of the Field Sales Force is still employed by Buyer (or any of its Affiliates); and (iii) an additional [*] by wire transfer or delivery of other immediately available funds to Seller if Seller acquires, and conveys to Buyer, all the NDA rights and all goodwill associated therewith held by Parke-Davis with respect to Ergostat-Registered Trademark- by October 8, 1998, which amount shall be payable simultaneously with such acquisition and transfer. The payments described in clauses (ii)-(iii) above are referred to herein as the "Additional Purchase Price" and the payments described in clauses (i)-(iii) above are referred to herein as the "Purchase Price". The Purchase Price, including any adjustments thereto as provided in
Section 2(j) below, and the Additional Purchase Price shall not be refundable, in whole or in part, for any reason.

      d. DEFINITIONS. For purposes of Section 2(c), a member of the Field Sales Force shall be considered employed if such person is actually employed, or was dismissed other than for Cause (as defined below), or was Constructively Discharged (as defined below).

            i.    For purposes of Section 2(c), the term "Cause" shall mean:

                  (1) an employee's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property of Buyer or any of Buyer's Affiliates;

                  (2) any act or acts of moral turpitude by an employee materially injurious to the interest, property, operations, business or reputation of Buyer or any of its Affiliates;

                  (3) an employee's violation of any law, statute, regulation or ordinance which is material injurious to the interest, property, operations, business or reputation of Buyer or any of its Affiliates;

                  (4) any acts by an employee which establish his business loyalty to a person or entity other than Buyer and its Affiliates;

                  (5) gross negligence or willful misconduct in the performance of an employee's duties;

                  (6)   an employee's willful neglect of his or her duties;
and/or

                  (7) an employee's material breach of an employment agreement between such employee and Buyer or any of its Affiliates.

            ii. For purposes of Section 2(c), the term "Constructively Discharged" shall mean:


                                       7.

* Confidential treatment requested

                  (1) a material change other than for Cause in an employee's duties compared to such employee's duties with Seller immediately prior to Closing which are not commensurate with such employee's position with Buyer or its Affiliates;

                  (2) illegal discrimination or harassment by Buyer or any of its Affiliates or their respective employees; or

                  (3) a material reduction in an employee's compensation from the level of compensation of such employee by Seller immediately prior to the Closing other than for Cause.

      e. CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement through an exchange of funds, documents and instruments.

      f. DELIVERIES AT THE CLOSING. At the Closing, (i) Seller will deliver to Buyer an opinion from counsel to Seller; (ii) Buyer will deliver to Seller opinions from counsel to Buyer; (iii) Seller will deliver to Buyer a letter from American Cyanamid Company to the U.S. Food and Drug Administration transferring all rights in Loxitane-Registered Trademark- to Seller, in form satisfactory to counsel for Buyer; (iv) Seller will execute, acknowledge (if appropriate) and deliver to Buyer such instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request; (v) Buyer will deliver to Seller the Initial Payment; and (vi) Buyer shall have entered into an employment agreement pursuant to which the current President of Seller's Sales and Marketing Division agrees to be employed by Buyer or its nominee.

      g.    OTHER AGREEMENTS REGARDING LOXITANE.

            (i)   [*].

                  (1) Within fifteen business days after Buyer provides Seller with reasonably acceptable documentation of Bundled Contract Liability incurred by Buyer during each calendar year from the date of this Agreement through the year in which Buyer ceases to incur Bundled Contract Liability, Seller shall pay to Buyer [*].

                  (2) Buyer shall prepare and provide to Seller quarterly and annual reports indicating its sales of Loxitane for which payors have obtained Medicaid reimbursement and its rebate obligations in connection with such sales for the quarterly and annual periods commencing on the date of this Agreement and ending with the year in which Buyer ceases to incur Bundled Contract Liability.

            (ii) OTHER MATTERS. Buyer and Seller shall use their best efforts to minimize the Medicaid Liability to the extent permissible under applicable law and regulations and the Bundled Contracts; if agreed in advance in writing by Seller, Seller shall pay to Buyer [*]


                                       8.

* Confidential treatment requested

[*].

      h. ADJUSTMENT OF PURCHASE PRICE FOR SOMERSET REVENUES. On or before the fifth business day following the determination of the Somerset Revenues pursuant to Sections 2(h)(i)-(iv), Buyer shall pay to Seller the Somerset Revenues. In no event will the amount due to Seller hereunder be reduced by any offsets or other adjustments for any detail-based payment reductions pursuant to
Section 7.1(b) or 7.1(c) of the Somerset Agreement.

            i. By February 15, 1998, Buyer shall provide to Seller a schedule containing detailed information and documentation with respect to the Somerset Revenues. The schedule shall set forth the amount of any payment to be made pursuant to the first paragraph of Section 2(h) (the "Somerset Adjustment").

            ii. Within ten (10) business days following the delivery of the schedule pursuant to Section 2(h)(i) above, Seller or its independent accountants, Ernst & Young LLP ("Seller's Accountants"), may object to any of the information contained in said schedule or accompanying documentation which could affect the necessity or amount of the Somerset Adjustment.

            iii. In the event of a dispute or disagreement relating to the determination of the Somerset Revenues which Buyer and Seller are unable to resolve within fifteen (15) calendar days of any objection under Section 2(h)(ii), either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by Seller and Buyer or, if no agreement is reached, then to be selected by Seller's Accountants and Buyer's Accountants. The Third Accounting Firm shall make a resolution of the Somerset Revenues, which shall be final and binding for purposes of this Section 2(h). The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the proposed Somerset Revenues to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared by Buyer and Seller as follows:

            Seller shall pay a percentage of such fees and expenses of the Third Accounting Firm equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between the Somerset Revenues as finally determined by the Third Accounting Firm and the Somerset Revenues as reflected in schedule delivered pursuant to Section 2(h)(i), and B is equal to the absolute value of the difference (in dollars) between the Somerset Revenues as finally determined by the Third Accounting Firm and the Somerset Revenues as reflected in the objection submitted pursuant to Section 2(h)(ii).


                                       9.

* Confidential treatment requested

            iv. Buyer agrees to permit Seller, Seller's Accountants and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Buyer, including but not limited to the books, records, schedules, work papers and audit programs of Buyer and Buyer's Accountants and access to representatives of Buyer's Accountants, which documents and access are necessary to review the information provided pursuant to Section 2(h)(i). Seller similarly agrees to permit Buyer's Accountants and their respective representatives, during normal business hours, to have reasonable access to any books and records of Seller, in order to enable them to prepare such schedule.

      i. ADJUSTMENT OF PURCHASE PRICE FOR PARKE-DAVIS REVENUES. On or before the fifth business day following the determination of the Parke-Davis Revenues pursuant to Sections 2(i)(i)-(iv), Buyer shall pay to Seller the Parke-Davis Revenues.

            i. Within 15 days of receipt of such information from Parke Davis, Buyer shall deliver to Seller a schedule containing detailed information and documentation with respect to the Parke-Davis Revenues. The schedule shall set forth the amount of any payment to be made pursuant to the first paragraph of Section 2(i) (the "Parke-Davis Adjustment").

            ii. Within ten (10) business days following the delivery of the schedule pursuant to Section 2(i)(i) above, Seller or its independent accountants, Ernst & Young LLP ("Seller's Accountants"), may object to any of the information contained in said schedule or accompanying documentation which could affect the amount of the Parke-Davis Adjustment.

            iii. In the event of a dispute or disagreement relating to the determination of the Parke-Davis Revenues which Buyer and Seller are unable to resolve within fifteen (15) calendar days of any objection under Section 2(i)(ii), either party may elect to have all such disputes or disagreements resolved a Third Accounting Firm to be mutually selected by Seller and Buyer or, if no agreement is reached, then to be selected by Seller's Accountants and Buyer's Accountants. The Third Accounting Firm shall make a resolution of the Parke-Davis Revenues, which shall be final and binding for purposes of this
Section 2(i). The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the proposed Parke-Davis Revenues to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared by Buyer and Seller as follows:

            Seller shall pay a percentage of such fees and expenses of the Third Accounting Firm equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between the Parke-Davis Revenues as finally determined by the Third Accounting Firm and the Parke-Davis Revenues as reflected in
Schedule 2(i), and B is equal to the absolute value of the difference (in dollars) between the Parke-Davis Revenues as finally determined by the Third Accounting Firm and the Parke-Davis Revenues as reflected in the objection submitted pursuant to Section 2(i)(ii).


                                       10.

            iv. Buyer agrees to permit Seller, Seller's Accountants and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Buyer, including but not limited to the books, records, schedules, work papers and audit programs of Buyer and Buyer's Accountants and access to the representatives of Buyer's Accountants, which documents and access are necessary to review Schedule 2(i). Seller similarly agrees to permit Buyer's Accountants and their respective representatives, during normal business hours, to have reasonable access to any books and records of Seller, in order to enable them to prepare such schedule.

      j. POST-CLOSING ADJUSTMENT TO PURCHASE PRICE. In addition to the Somerset Adjustment and the Parke-Davis Adjustment, the Purchase Price shall be adjusted to reflect the following prorations related to the Acquired Assets, with Seller liable to the extent such items relate to time periods up to and including the date of the Closing and Buyer liable to the extent such items relate to periods subsequent to the date of the Closing:

            i. Any Taxes (except income taxes and sales and use taxes) on or with respect to the Acquired Assets; provided that special assessments against Seller then due and payable for work actually completed prior to the date of the Closing shall be paid by Seller;

            ii. Rents, additional rents, taxes and other items payable by Seller under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer;

            iii. The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken at the date of the Closing and the respective obligations of the Parties determined in accordance with such readings;

            iv. Expenses related to the operation of the Division, including without limitation travel and other expenses of the Field Sales Force and prepaid expenses for events occurring after the Closing; and

            v. All other items normally adjusted in connection with similar transactions.

            If the actual expense of any of the above items for the billing period within which the date of the Closing falls is not known on the Adjustment Date, the proration shall be made based on the expense incurred in the previous billing period. Except with respect to expenses described in subparagraph (iv) above, the net amount of all such prorations will be settled and paid on or before the 60th day following the date of the Closing (the "Adjustment Date") by wire transfer or other immediately available funds. The expenses described in subparagraph (iv) above shall be paid by Buyer immediately upon presentment of a bill by Seller documenting expenses incurred by Seller on behalf of Buyer.


                                       11.

      k. RECORDS RELATING TO PRORATIONS. Seller and Buyer agree to furnish each other with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER.

      Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in Schedules 3(a)-(p) of the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged according to the lettered and numbered paragraphs contained in this Section 3.

      a. ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

      b. AUTHORIZATION OF TRANSACTION. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      c. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above) will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller is subject or any provision of the certificate of incorporation or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

      d. BROKERS' FEES. None of Seller or its Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

      e. TITLE TO ASSETS. Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

      f.    SUBSIDIARIES.  Seller has no Subsidiaries.


                                       12.

      g. UNDISCLOSED LIABILITIES. To the Knowledge of the executive officers and directors of Seller, there is no Basis for any future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller relating to the Division giving rise to any Liability.

      h. LEGAL COMPLIANCE. With respect to the operation of the Division, Seller and its Affiliates have at all times since January 1, 1994 complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) except where failure to so comply would not reasonably be expected to have material Adverse Consequences on Seller, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller alleging any failure to so comply.

      i.    INTELLECTUAL PROPERTY.

            i. Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

      j. TANGIBLE ASSETS. Seller owns or leases all of the Acquired Assets identified on Schedule 1(a), which constitute all of the tangible assets necessary for the conduct of the business of the Division as presently conducted. Each such Acquired Asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

      k. CONTRACTS. Seller has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Schedule 1(c) (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; (C) no party is in breach or default, and to the Knowledge of the executive officers and directors of Seller, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, under the agreement; and
(D) no party has repudiated any provision of the agreement; except with respect to clauses (A)-(D) above where such breach, default, modification or repudiation would not reasonably be expected to have Adverse Consequences on Buyer.


                                       13.

      l. POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Seller with respect to the operation of the Division.

      m. INSURANCE. The Division has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 3(m) describes any self-insurance arrangements affecting the Division.

      n. LITIGATION. Schedule 3(n) of the Disclosure Schedule sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge relating to the Division or (ii) is a party or, to the Knowledge of any of the directors and executive officers (and employees with responsibility for litigation matters) of Seller, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator relating to the Division. None of the actions, suits, proceedings, hearings and investigations set forth in Schedule 3(n) of the Disclosure Schedule would reasonably be expected to result in any material Adverse Consequences to the Division.

      o. EMPLOYEES. To the Knowledge of the directors and executive officers of Seller (and employees of Seller with responsibility for employment matters with respect to the Division), no executive, key employee or group of employees of Seller involved in the Division has any plans to terminate employment with the Division. With respect to the operation of the Division, Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. With respect to the operation of the Division, Seller has not committed any unfair labor practice. None of the directors and executive officers of Seller (and employees of Seller with responsibility for employment matters with respect to the Division) has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

      p. CERTAIN BUSINESS RELATIONSHIPS WITH THE DIVISION. None of the directors or executive officers of Seller has been involved in any business arrangement or relationship with Seller related to the operation of the Division within the past 12 months, and none of such persons or their Affiliates owns any asset, tangible or intangible, which is used in the business of the Division.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in Schedule 4(a)-(d) of the Disclosure Schedule. The Disclosure Schedule will be arranged according to the lettered and numbered paragraphs contained in this Section 4.

      a. ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.


                                       14.

      b. AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      c. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above) will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

      d. BROKERS' FEES. None of Buyer or its Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

SECTION 5.  POST-CLOSING COVENANTS.

      The Parties agree as follows with respect to the period following the Closing.

      a. GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of the documents identified in Schedule 1(g).

      b. LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the date of this Agreement involving the Division, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection


                                       15.

with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6 below); notwithstanding the generality of the foregoing, the contesting or defending Party shall reimburse the other Party for such Party's reasonable out of pocket costs in excess of $100.00 (including payment of a pro rata portion of the salary of any employee who is prevented from performing such employee's normal duties for more than four hours in connection with any single request for assistance).

      c. TRANSITION. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Division from maintaining the same business relationships with Buyer and the Division after the Closing as it maintained with the Division prior to the Closing. Seller will refer all customer inquiries relating to the business of the Division to Buyer from and after the Closing.

      d. CONFIDENTIALITY. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession (PROVIDED, HOWEVER, that Seller shall retain a copy of the physician lists maintained by Seller for use in identifying potential research clinicians, but not for sales and marketing purposes). In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

      e. COVENANT NOT TO COMPETE. Until [*], Seller will not engage directly or indirectly in the sales, marketing or commercial distribution of pharmaceutical products in any geographic area in which the Division conducts such business as of the date of this Agreement; provided, however, that no owner of less than [*] the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                                       16.

* Confidential treatment requested

SECTION 6.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

      a. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Seller contained in Section 3(e)-(p) of this Agreement shall survive the Closing (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until March 31, 1999. All of the other representations and warranties of Buyer and Seller contained in this Agreement (including the representations and warranties of Seller contained in Section 3(a)-(d) hereof) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect thereafter until the expiration of the applicable statutes of limitations.

      b.    INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER.

            i. Subject to Sections 6(b)(ii) - (iv) and provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 7(g) below within the survival period set forth in Section 6(a) above, then Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by:

                  (A) any breach by Seller (or any allegation by a third party of facts that, if true, would constitute a breach) of any of Seller's representations, warranties and covenants contained in this Agreement; and

                  (B) any Liability of Seller which is not an Assumed Liability (including any Liability of Seller that becomes a Liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

            ii. Subject to Section 6(b)(iv), Seller shall not be required to make any indemnification payment pursuant to Section 6(b)(i)(A) until such time as the total amount of all Adverse Consequences that have been directly or indirectly suffered or incurred by Buyer with respect to the matters described in Section 6(b)(i)(A) exceed $200,000 in the aggregate. At such time as the total amount of such Adverse Consequences exceeds $200,000 in the aggregate, Buyer shall be entitled to be indemnified against the full amount of such Adverse Consequences (and not merely the portion of such damages exceeding $200,000).

            iii. Subject to Section 6(b)(iv), the maximum liability of Seller under Section 6(b)(i)(A) shall be equal to $9,000,000; PROVIDED, HOWEVER, that
(i) Seller's liability shall be reduced by any amounts obtained by Buyer pursuant to indemnification rights of Seller (which rights have been assigned to Buyer pursuant to this Agreement and documents delivered in connection herewith) pursuant to the Asset Purchase Agreement by and between American


                                       17.

Cyanamid Company, a Maine corporation ("American Cyanamid"), and Seller dated October 3, 1997 relating to Loxitane-Registered Trademark- (the "Loxitane-Registered Trademark- Asset Purchase Agreement"), the Supply Agreement between Seller and American Cyanamid dated October 3, 1997 relating to Loxitane-Registered Trademark- (the "Loxitane-Registered Trademark- Supply Agreement"), the Patent License Agreement between Seller and American Cyanamid dated October 3, 1997 relating to Loxitane-Registered Trademark- (the "Loxitane-Registered Trademark- Patent License Agreement") and the Asset Purchase Agreement by and between Seller and Warner-Lambert Company, through its division Parke-Davis, relating to the transfer to Seller of Ergostat-Registered Trademark- or other agreement of similar effect (the "Ergostat-Registered Trademark- Purchase Agreement"); and (ii) the $9,000,000 maximum liability of Seller under Section 6(b)(i)(A) shall be divided among and limited to [*] for Adverse Consequences suffered by Buyer related to Loxitane-Registered Trademark-, [*] for Adverse Consequences suffered by Buyer related to Ergostat-Registered Trademark- and [*] for Adverse Consequences suffered by Buyer that are not related to Loxitane-Registered Trademark- or Ergostat-Registered Trademark-.

            iv. The limitations on the indemnification obligations that are set forth in Sections 6(b)(ii) and (iii) shall not apply to any Adverse Consequences arising directly or indirectly from any fraudulent breach of any representation, warranty or covenant in this Agreement by Seller.

      c.    INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER.

            i. Subject to Sections 6(c)(ii) - (iv) and provided that Seller makes a written claim for indemnification against Buyer pursuant to Section 7(g) below within the survival period as set forth in Section 6(a) above, then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by:

                  (A) any breach by Buyer (or any allegation by a third party of facts that, if true, would constitute a breach) of any of Buyer's representations, warranties and covenants contained in this Agreement;

                  (B)   any Assumed Liability; and

                  (C) any Liability of Seller arising out of the Loxitane-Registered Trademark- Asset Purchase Agreement, the
Loxitane-Registered Trademark- Supply Agreement, the
Loxitane-Registered Trademark- Patent License Agreement or the
Ergostat-Registered Trademark- Asset Purchase Agreement, except such Liability arising out of breach of Seller's representations and warranties pursuant to such agreements or as provided in Section 2(g) hereof.

            ii. Subject to Section 6(c)(iv), Buyer shall not be required to make any indemnification payment pursuant to Section 6(c)(i)(A) until such time as the total amount of all Adverse Consequences that have been directly or indirectly suffered or incurred by Seller with respect to the matters described in Section 6(c)(i)(A) exceed $200,000 in the aggregate. At such time as the total amount of such Adverse Consequences exceeds $200,000 in the aggregate,


                                       18.

* Confidential treatment requested

Seller shall be entitled to be indemnified against the full amount of such Adverse Consequences (and not merely the portion of such damages exceeding $200,000)

            iii. Subject to Section 6(c)(iv), the maximum liability of Buyer under Section 6(c)(i)(A) shall be equal to $4,000,000.

            iv. The limitations on the indemnification obligations that are set forth in Sections 6(c)(ii) and (iii) shall not apply to any Adverse Consequences arising directly or indirectly from any fraudulent breach of any representation, warranty or covenant in this Agreement by Buyer.

      d.    MATTERS INVOLVING THIRD PARTIES.

            i. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 6, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            ii. The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            iii. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party

Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            iv. In the event any of the conditions in Section 6(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.

      e. EXCLUSIVE REMEDY. The foregoing indemnification provisions shall represent the exclusive remedy any Party may have for breach of representation, warranty or covenant by the other Party hereto.

SECTION 7.  MISCELLANEOUS.

      a. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

      b. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      c. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

      d. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, which approval shall not be unreasonably withheld; provided however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).


                                       20.

      e. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      f. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      g. NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

      If to Buyer:                      Copy to:
      -----------                       -------

      Watson Laboratories, Inc.               D'Ancona & Pflaum
      311 Bonnie Circle                       30 North LaSalle Street
      Corona, CA 91720                        Suite 2900
      Fax: 909-270-1429                       Chicago, IL 60602
      Attn: Dr. Allen Chao                    Attn: Michel Feldman
                                              Fax: 312-580-0923

      If to Seller:                     Copy to:
      ------------                      -------

      CoCensys, Inc.                          Cooley Godward LLP
      201 Technology Drive                    3000 El Camino Real
      Irvine, CA 92718                        Five Palo Alto Square
      Attn: Chief Financial Officer           Palo Alto, CA  94306
      Fax: 714-753-6161                       Attn: Alan C. Mendelson
                                              Fax: (650) 857-0663

      Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      h. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.


                                       21.

      i. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      j. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      k. EXPENSES. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      l. CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

      m. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      n. SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the


                                       22.

United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

      o. SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Los Angeles or Orange County, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7(g) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

      p.    TAX MATTERS.

            i. Seller will be responsible for the preparation and filing of all Tax Returns for Seller for all periods as to which Tax Returns are due after the date of this Agreement (including the consolidated, unitary, and combined Tax Returns for Seller which include the operations of the Division for any period ending on or before the date of this Agreement). Seller will make all payments required with respect to any such Tax Return.

            ii. Buyer will be responsible for the preparation and filing of all Tax Returns for the Division for all periods as to which Tax Returns are due after the date of this Agreement (other than for Taxes with respect to periods for which the consolidated, unitary and combined Tax Returns of Seller will include the operations of the Division). Buyer will make all payments required with respect to any such Tax Return; provided, however, that Seller will reimburse Buyer concurrently therewith to the extent any payment Buyer is making relates to the operations of the Division for any period ending on or before the date of this Agreement.

      q. BULK TRANSFER LAWS. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.


                                       23.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
                                             WATSON LABORATORIES, INC.


                                             By: /s/ CHATO ABAD
                                                --------------------------------
                                             Name: CHATO ABAD
                                                  ------------------------------
                                             Title: VP - FINANCE
                                                   -----------------------------


                                             COCENSYS, INC.


                                             By: /s/ F. R. NICHOL
                                                --------------------------------
                                             Name: F. R. NICHOL
                                                  ------------------------------
                                             Title: PRESIDENT
                                                   -----------------------------


                                       24.

                                  SCHEDULE 1(a)

                           TANGIBLE PERSONAL PROPERTY



Location                    Asset Description
--------                    --------------------------------------------

New Jersey Sales Office     All furniture, fixtures and office equipment
                            including, but not limited to, the following:

                            Overhead projector
                            Magnavox 25" color television
                            Hitachi VCR
                            LCD InFocus System LitePro 210 Projector
                            Kodak Ektagraphic III slide projector
                            GBC Image Maker 1000
                            GBC Shredder
                            Sears Kenmore Refrigerator and Microwave
                            IBM typewriter
                            3 HP LaserJet Printers
                            9 PC compatible desktop computers (various
                                    manufacturers)
                            2 laptop docking stations
                            File server and all ancillary communications
                                    equipment and modems
                            All office furniture including desks, chairs, filing
                                    cabinets, artwork, plants, etc.

Sales Force                 68 IBM laptop computers currently located in the
                                    field, the New Jersey sales office or the Irvine sales office

Irvine Sales Office         3 desktop Pcs currently used by Henson, Hradecky and
                                    Schomer (including all software, modems and related accessories)
                            Sales file server and all ancillary communications
                                    equipment and modems
                            Inventory of spare parts and PCMCIA modems for the
                                    IBM laptop computers
                            HP LaserJet 4si
                            3 Storage cabinets (for spare computer parts)
                            3M overhead projector and screen
                            Slide projector
                            Magnavox color television
                            Phillips VCR
                            Annual membership with Certified Medical
                                    Representative (CMR) Institute


                                       25.

                                  SCHEDULE 1(b)

                              INTELLECTUAL PROPERTY


1.    [ * ].
2.    [ * ].


3.    [ * ].


4.    [ * ].


5. Human resource materials for training, interviewing, performance management, etc. of sales representatives.

6.    Correspondence files for Sales & Marketing inside personnel.

7.    [ * ].


8. Sales Contribution Reports for 1996 and Financial Statements for December of 1994, 1995, and 1996 and January to present for 1997.

9. Files relating to prospects for New Business Development opportunities for sales and marketing specifically.

10. Administrative manuals and reference manuals necessary for the operation of the sales and marketing division.

11.   All electronic files located on LAN_2 and LAN_3 network.

12. 1997 Parke-Davis Promotion Agreement (copy); contract terminated. All correspondence, reports, etc. relating to the promotion to Cognex-Registered Trademark- for the period of October 1995 to June 30, 1997.

13. All correspondence, reports, etc. relating to the promotion of Eldepryl-Registered Trademark- for the period of January 1, 1996 to present.


* Confidential treatment requested

                                       26.

14.   [ * ].
15.   [ * ].


16. Training and Development program materials developed for sales representative development program.

17.   [ * ].


18. Files containing information on conventions, symposiums, meetings, product launches, etc.



                                       27.
* Confidential treatment requested

                                  SCHEDULE 1(c)

                                ASSUMED CONTRACTS


1. 1997 Promotion Agreement between Somerset Pharmaceuticals, Inc. and Seller dated April 7, 1997.

2. Letter agreement between Seller and the Parke-Davis Pharmaceutical Division of Warner-Lambert Company dated July 1, 1997.

3. Asset Purchase Agreement by and between American Cyanamid Company and Seller dated October 3, 1997 relating to Loxitane-Registered Trademark-.

4. Supply Agreement between American Cyanamid Company and Seller dated October 3, 1997 relating to Loxitane-Registered Trademark-.

5. Patent License Agreement between American Cyanamid Company and Seller dated October 3, 1997 relating to Loxitane-Registered Trademark-.

6.    [ * ].


7. Motor Vehicle Equity Lease dated August 31, 1994 by and between Enterprise Leasing Company and Seller.

8. Master Equity Lease Agreement (Open-End) dated May 1, 1996 by and between Enterprise Fleet Services and Seller including vehicle lease schedules for up to 64 vehicles at any given time.

9. Motor Vehicle Lease Agreement dated October 10, 1996 by and between Donlen Corporation and Seller including vehicle lease schedules for up to 65 vehicles at any given time.

10. Lease Assumption Agreement Number 6524 dated June 14, 1994, by and between PHH Vehicle Management Services Corporation and Seller regarding Lease Agreement Number 0299 dated November 26, 1984 between PHH and Ciba-Geigy Corporation.

11. 1997 Promotion Agreement by and between Somerset Pharmaceuticals, Inc. and Seller.

12. Cellular Services Agreement dated May 29, 1996 by and between Airtouch Cellular and Seller for Rick Henson's cellular phone.


                                       28.

* Confidential treatment requested

13.   [ * ].


14. Maintenance Agreement dated September 30, 1996 by and between IBM and Seller on all IBM Thinkpads utilized by the sales force.

15. 1997 Parke-Davis Promotion Agreement and all correspondence, reports, etc. relating to the promotion of Zarontin-Registered Trademark- beginning in July of 1997.

16.   [ * ].


17. Lease Agreement dated September 1994 by and between Livingston Corporate Park Associates and Seller for office space located at 220 South Orange Avenue, Livingston, New Jersey.

18.   [AT&T operating lease]

19.   [Kodak operating lease]

20.   [Pitney Bowes operating lease]

21.   [Ricoh operating lease]

22.   [General Binding Corporation service agreement]

23. Universal Network Service Agreement (Uni-Net) for voice mail/long distance services for the division.


                                       29.

* Confidential treatment requested

                                  SCHEDULE 1(d)

                           CONTRACTS UNDER NEGOTIATION


1. Asset Purchase Agreement by and between Warner-Lambert Company, through its division Parke-Davis, and Seller relating to Ergostat-Registered Trademark-.

2.    [ * ].


3.    [ * ].


4.    [ * ]. Proposed contract would expire in December of 1997. Payments have been made in good faith with no intent by either party to sign a formal contract.


                                       30.

* Confidential treatment requested

                                  SCHEDULE 1(e)

                                    DEPOSITS


1. Somerset advance payment of $625,000 for period from October 1 to December 31, 1997. This amount is to be prorated to Buyer on the basis of $625,000 multiplied by the ratio of the number of days from the Closing date to December 31, 1997 divided by 92 days.


                                       31.

                                  SCHEDULE 1(f)

                                BOOKS AND RECORDS


1. Files related to AT&T services; copies of invoices, rate and service agreements.

2.    FDA materials related to sample fulfillment.

3. Fleet correspondence, invoice copies, maintenance records, accident reports, etc. for vehicles covered under lease agreements with the following vendors: Donlen Corporation, Enterprise Leasing and PHH.

4. Files, correspondence, manuals, warranties, etc. relating to the hardware and software utilized by the Division from inception.

5. Certificates of insurance for vehicles leased from Donlen Corporation, Enterprise Leasing and PHH.

6.    FDA materials related to sample fulfillment; public information.

7. Copies of mutual non-disclosure agreements on various companies relating to opportunities for new business development purposes.


                                       32.

                                  SCHEDULE 1(g)

                                FIELD SALES FORCE


         [ * ].









                                       33.

* Confidential treatment requested

                        APPENDIX TO DISCLOSURE SCHEDULE

                               ASSUMED LIABILITIES


1. Seller's Liabilities arising from and after the Closing under and pursuant to the Assumed Contracts.

2. Seller's obligations arising from and after the Closing under any governmental authorization listed in Schedule 1(f).

3. All Liabilities arising from and after the Closing with respect to the operation of the Division from and after the Closing.


                                       35.